Exhibit 15.3
Consent of Independent Registered Public Accounting Firm
NiMin Energy Corp.
Carpinteria, California
We hereby consent to the inclusion, as an exhibit, in the Registration Statement on Form 20-F/A (Amendment No. 3) of our report dated February 4, 2010, relating to the Statements of Revenue and Direct Operating Expenses of the Seller of the Acquired Properties.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas

January 21, 2011